SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. DEFR14A)

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T. Rowe Price Group, Inc.

(Name of Registrant as Specified In Its Charter)

T. Rowe Price Group, Inc.

Barbara A. Van Horn
Secretary

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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YOUR VOTE IS IMPORTANT!
Please execute and return the enclosed proxy promptly whether or not you plan to attend the T. Rowe Price Group, Inc. Annual Meeting of Stockholders.

T. ROWE PRICE GROUP, INC.

100 East Pratt Street
Baltimore, MD 21202

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
April 26, 2006

We will hold the Annual Meeting of Stockholders of T. Rowe Price Group, Inc. at the Hyatt Regency Hotel, 300 Light Street, Baltimore, Maryland, 21202, on Wednesday, April 26, 2006, at 10:00 a.m. At this Meeting, we will ask stockholders to:

1) elect a Board of 10 directors;

2) ratify the appointment of KPMG LLP as our independent accountant for 2006; and

3) act upon any other business that properly comes before the Meeting.

Stockholders who owned shares of our common stock as of February 24, 2006, are invited to attend and may vote at the Meeting or any adjournments.

BY ORDER OF THE BOARD OF DIRECTORS

Barbara A. Van Horn
Secretary

Baltimore, Maryland
March 16, 2006

PROXY STATEMENT

TABLE OF CONTENTS

Introduction; Proxy Voting Information	1
Voting Requirements	1
Solicitation of Proxies	1
Attending the Meeting	1
Voting and Revocation	2
Proposal 1: Election of Directors	3
Management Transition	3
The Nominees	3
The Board of Directors and Committees	5
Report of the Audit Committee	7
Audit Committee Pre-Approval Policies	7
Disclosure of Fees Charged by the Independent Accountant	8
Proposal 2: Ratification of the Appointment of KPMG LLP as Price Group’s
Proposal 2: Independent Accountant for 2006	8
Recommendation of the Board of Directors; Vote Required	8
Compensation of Executive Officers and Directors	9
Summary Compensation Table	9
Option Grants in 2005	10
Aggregated Option Exercises in 2005 and Option Values at December 31, 2005	11
Equity Compensation Plan Information	11
Report of the Executive Compensation Committee	12
Report of the Nominating and Corporate Governance Committee	14
Stock Performance Chart	17
Certain Ownership of Price Group’s Common Stock	18
Section 16(a) Beneficial Ownership Reporting Compliance	18
Stockholder Proposals for the 2007 Annual Meeting	18
Stockholder Communications with the Board of Directors	18
Other Matters	19
Exhibit A: Audit Committee Charter	A-1
Exhibit B: Nominating and Corporate Governance Committee Charter	B-1

Terms used in this proxy statement:

“We,” “Our,” “Company,” and “Price Group” all refer to T. Rowe Price Group, Inc. except in the Reports of the Audit Committee, Executive Compensation Committee, and Nominating and Corporate Governance Committee. In these reports, “we” refers to members of each respective committee.

“Meeting” refers to the 2006 Annual Meeting of Stockholders.

“Price fund” means any mutual fund company or trust organized by T. Rowe Price Associates, Inc. or T. Rowe Price International, Inc., two of the investment adviser subsidiaries within the T. Rowe Price group of affiliated companies.

“You” refers to the stockholders of Price Group.

“Price Associates” refers to T. Rowe Price Associates, Inc., a wholly owned subsidiary of Price Group. Price Associates organizes and serves as an investment adviser to certain of the Price funds.

PROXY STATEMENT

INTRODUCTION; PROXY VOTING INFORMATION

We are sending you this proxy statement and the accompanying proxy card in connection with the solicitation of proxies by our Board of Directors for the Meeting described in the notice and at any adjournments or postponements. The purpose of the Meeting is to:

1) elect a Board of 10 directors;

2) ratify the appointment of KPMG LLP as our independent accountant for 2006; and

3) act upon any other business that properly comes before the Meeting.

This proxy statement, proxy card, and our 2005 Annual Report to Stockholders containing our consolidated financial statements and other financial information for the year ended December 31, 2005, form your Meeting package. We sent you this package on or about March 16, 2006.

Voting Requirements

At the close of business on February 24, 2006, the record date of the Meeting, 132,098,855 shares of our common stock, par value $.20 per share, were outstanding and entitled to vote at the Meeting. We have approximately 4,400 stockholders of record. In electing directors, stockholders may cast one vote per share owned for each director to be elected; stockholders cannot use cumulative voting. If the number of votes present or represented at the Meeting are sufficient to achieve a quorum, directors who receive a plurality of the votes cast are elected to serve until the 2007 annual meeting or until their successors are elected and qualify. To approve Proposal 2 (see page 8), on which stockholders may cast one vote per share, a majority of the votes cast at the Meeting must be voted in favor of the proposal. Under our charter, the “one share: one vote” policy may be modified in the case of certain persons and groups owning in excess of 15% of our common stock. We do not believe this provision will apply to any stockholders voting at this Meeting. Abstentions and broker non-votes are not considered votes cast and will have no effect on voting. All votes, however cast, are confidential. We do not know how any person or entity voted a proxy unless this information is voluntarily disclosed.

Solicitation of Proxies

We will pay for the costs of preparing materials for the Meeting and soliciting proxies. We expect that solicitation will occur primarily through the mail, but proxies also may be solicited personally or by telephone, telegram, letter or facsimile. To assist in soliciting proxies, we have retained Georgeson Shareholder Communications Inc. for a fee of $6,000 plus reimbursement of out-of-pocket expenses. We ask securities brokers, custodians, nominees, and fiduciaries to forward materials for the Meeting to our beneficial stockholders as of the record date, and will reimburse them for the reasonable out-of-pocket expenses they incur. Directors, officers, and employees of Price Group and our subsidiaries may solicit proxies personally or by other means, but will not receive additional compensation.

Attending the Meeting

We invite all stockholders, especially those who owned shares as of the record date, to attend the Meeting. If you are a “registered holder” (also known as a “record holder”) of our common stock, which means that your shares are represented by certificates or ledger entries in your own name directly registered with our transfer agent, Wells Fargo Bank, N.A., you must bring identification with you to the Meeting to allow us to verify your ownership. If your common stock is held in “street name,” which means that the shares are held for your benefit in the name of a broker, bank, or other intermediary, you will need to bring a brokerage account statement or letter from your broker, bank or other intermediary reflecting stock ownership in order to be admitted to the Meeting.

Voting and Revocation

Registered Holders

If you are a registered holder as of the record date, you will be able to vote your proxy in three ways:

1) by mail - complete the enclosed proxy card and return it in the postage-paid envelope provided;

2) by telephone - call 1-800-560-1965 and then follow the voice instructions. Please have your proxy card available when you call; or

3) by using the Internet - as prompted by the menu found at http://www.eproxy.com/trow/, follow the instructions to obtain your records and create an electronic ballot. Please have your proxy card available when you access this voting site.

Our counsel has advised us that these three voting methods are permitted under the corporate law of Maryland, the state in which we are incorporated.

The Board of Directors has selected George A. Roche and Brian C. Rogers to act as proxies. When you sign and return your proxy card or vote your shares using the telephone or Internet connections to Wells Fargo Bank, N.A., our transfer agent and proxy tabulator, you appoint Messrs. Roche and Rogers as your representatives at the Meeting. You may also attend the Meeting and vote in person.

No matter which voting method you use, you may revoke your proxy and cast a new vote at the Meeting if we are able to verify that you are a registered holder of our common stock, by filing a notice revoking the prior proxy and then voting in person. You may also change your vote before the Meeting by delivering a letter revoking the proxy to our Secretary (Barbara A. Van Horn, c/o T. Rowe Price Group, Inc., 100 East Pratt Street, Mail Code 8700, Baltimore, MD 21202) or by properly submitting another proxy bearing a later date. If you vote by telephone or access the Internet voting site, you may also revoke your proxy by re-voting using the same procedure no later than noon Central Time on Tuesday, April 25, 2006. The last proxy properly submitted by you before voting is closed at the Meeting will be counted.

Shares Held in Street Name

If you have selected a broker, bank, or other intermediary to hold your shares rather than having them directly registered with our transfer agent, Wells Fargo Bank, N.A., you still will receive a full Meeting package including a proxy card to vote your shares. As a beneficial owner of our stock, you will receive instructions from your broker, bank, or other intermediary on the procedure to follow to vote your shares. Your brokerage firm also may permit you to vote your proxy by telephone or the Internet. If you have previously chosen to vote your proxy through the Internet, your Meeting materials may be accessible through that medium. Brokerage firms have the authority under New York Stock Exchange rules to vote their clients’ unvoted shares on certain routine matters. If you do not vote your proxy, your brokerage firm may choose to vote for you or leave your shares unvoted. Please be aware that beneficial owners of shares held by brokers, banks, or other intermediaries may not vote their shares in person at the Meeting unless they first obtain a written authorization to do so from their broker, bank, or other intermediary and can only change or revoke previously issued voting instructions pursuant to instructions provided by their broker or bank. Since the ownership of shares held in brokerage or other intermediary accounts cannot be verified at the Meeting, please allow sufficient time for revised voting instructions to reach your intermediary and for your proxy to be re-voted before the Meeting. We urge you to respond to your broker, bank, or other intermediary.

PROPOSAL 1 ELECTION OF DIRECTORS

Management Transition

At our 2005 Annual Meeting of Stockholders, 11 directors were elected to serve on our Board of Directors. In October 2005, James S. Riepe, who has served on the Board since 1981 and as the Board’s Vice Chairman since 1997, announced his retirement as part of a planned succession. Mr. Riepe retired from his positions as an officer and employee effective December 31, 2005, and his retirement from our Board will become effective as of the date of the Meeting. As permitted by our Amended and Restated By-Laws, the Board will reduce its size to 10 members effective as of the date of the Meeting. Before examining the slate of 10 nominees, we would like to acknowledge Mr. Riepe’s contributions.

Mr. Riepe’s tenure with the Price organization dates to 1981. Since that time, as the Director of the Investment Services Division, he has been instrumental in overseeing the Price funds and leading the expansion and development of our marketing, distribution, investor servicing and technology initiatives. He has also served the firm and represented our mutual fund industry well through his association with the Investment Company Institute where he recently completed a second term as Chairman of its Board of Governors. Mr. Riepe’s leadership, strategic insight, and business acumen will be missed; we thank him for his long and valuable service on the Board of Directors and his significant contributions to the growth and success of our company. So that we may continue to benefit from his experience and wisdom, we engaged Mr. Riepe as a consultant in early 2006.

George A. Roche has recently informed the Board of Directors that he plans to retire during the fourth quarter of 2006. This change will complete the long-planned management transition that started in late 2003 when M. David Testa announced his retirement and continued at the end of 2005 with Mr. Riepe’s retirement. When Mr. Roche retires later this year, the Board of Directors plans to elect James A. C. Kennedy as President and Chief Executive Officer and Brian C. Rogers as Chairman of the Board of Price Group. In addition, the Board of Directors plans to elect Edward C. Bernard, who succeeded Mr. Riepe upon his retirement at the end of 2005, as Vice Chairman. In anticipation of these elections, Mr. Roche will work with the new team of Messrs. Kennedy, Rogers, and Bernard, along with the entire senior management team, to assure the continuation of the smooth transition.

The Nominees

In this proxy statement 10 director nominees, all of whom are incumbents, are presented pursuant to the recommendation of the Nominating and Corporate Governance Committee. All have been nominated by the Board of Directors to hold office until the next annual meeting of stockholders and until their respective successors are elected and qualify.

We recommend that you vote FOR all of the nominees under Proposal 1. All properly executed proxies received in time to be tabulated for the Meeting will be voted FOR the election of the nominees named in the following table, unless otherwise specifically instructed. If any nominee becomes unable or unwilling to serve between now and the Meeting, proxies will be voted FOR the election of a replacement recommended by the Nominating and Corporate Governance Committee and approved by the Board of Directors.

The following are brief biographical sketches of the 10 nominees. Unless otherwise noted, all have been officers of the organizations named below as their principal occupations or of affiliated organizations for more than five years. Nominees who are employees of Price Group also may serve as directors or officers of Price Associates or T. Rowe Price International, Inc., each of which is an investment adviser to certain of the Price funds. Information regarding committee membership(s), the number of shares of Price Group’s common stock beneficially owned by each nominee and by Mr. Riepe and the executive officers of Price Goup as of the record date, and the percent of individual beneficial ownership if 1% or greater also is included. Unless otherwise indicated in the footnotes that follow, the nominees have sole voting and disposition powers over the shares beneficially owned by them.

The Board of Directors has considered the independence of members not employed by the Price organization and has concluded that Messrs. Brady, Broaddus, Hebb, and Taylor, Dr. Sommer, and Ms. Whittemore qualify as independent directors within the meaning of the applicable rules of The Nasdaq Stock Market, Inc. (“Nasdaq”). To our knowledge, there are no family relationships between our directors or executive officers. A brother-in-law of Mr. Hebb has been a non-executive employee of Price Associates since 1989. The Board considered this relationship in assessing Mr. Hebb’s independence.

The Board of Directors recommends that you vote FOR all of the following nominees:

Edward C. Bernard, age 50, has been a director of Price Group since 1999, a vice president since 1989, and an employee since 1988.

676,235 shares (1)

James T. Brady, age 65, has been an independent director of Price Group since 2003, and is the Chairman of the Audit Committee and a member of the Executive Compensation Committee. He has been the managing director - Mid Atlantic of Ballantrae International, Ltd., a management consulting firm, since 1999. Mr. Brady is a director of Aether Systems, Inc., an owner and manager of mortgage securities and government agency investments; Constellation Energy Group, a diversified energy company; and McCormick & Company, Inc., a manufacturer, marketer, and distributor of spices and seasonings.

8,000 shares (2)

J. Alfred Broaddus, Jr., age 66, has been an independent director of Price Group since 2004, and is a member of the Audit and Executive Compensation Committees. He is the immediate past president of the Federal Reserve Bank of Richmond from which he retired in August 2004. Mr. Broaddus also is a director of Albemarle Corporation, a manufacturer of specialty chemicals; Markel Corporation, a specialty insurer; and Owens & Minor, Inc., a distributor of medical and surgical supplies.

10,124 shares (3)

Donald B. Hebb, Jr., age 63, has been an independent director of Price Group since 1999, is the chairman of the Executive Compensation Committee, and serves on the Nominating and Corporate Governance Committee. Mr. Hebb has been the managing general partner of ABS Capital Partners, a private equity firm, since 1993.

32,500 shares (4)

James A.C. Kennedy, age 52, has been a director of Price Group since 1996, the director of the Equity Division of Price Associates since 1997, a vice president since 1981, and an employee since 1978. He is a director or trustee of 23 of the Price funds.

1,861,101 shares (1.403%) (5)

George A. Roche, age 64, has been a director of Price Group since 1980, the chairman and president since 1997, the chief financial officer from 1984 to 1997 and the interim chief financial officer from 2000-2001 and 2003-2004, a vice president from 1973 to 1997, and an employee since 1968. He is the chairman of the Executive Committee.

2,622,966 shares (1.984%) (6)

Brian C. Rogers, age 50, has been a director of Price Group since 1997, the chief investment officer since 2004, a vice president since 1985, and an employee since 1982. He is a member of the Executive Committee and is the president of three Price funds.

1,493,103 shares (1.125%) (7)

Dr. Alfred Sommer, age 63, has been an independent director of Price Group since 2003 and serves on the Executive Compensation Committee. From 1990 to September 2005 he was the dean of The Johns Hopkins University Bloomberg School of Public Health where he is now dean emeritus, and continues as a professor of Epidemiology, Ophthalmology, and International Health. Dr. Sommer also is a director of Becton Dickinson and Company, a medical technology company.

15,000 shares (8)

Dwight S. Taylor, age 61, has been an independent director of Price Group since 2004, and serves on both the Audit Committee and the Executive Compensation Committee. Since 1999, he has been the President of COPT Development & Construction Services, LLC, a commercial real estate developer which is a subsidiary of Corporate Office Properties Trust. Mr. Taylor also is a director of MICROS Systems, Inc., a provider of information technology for the hospitality and retail industry.

10,300 shares (9)

Anne Marie Whittemore, age 59, has been an independent director of Price Group since 1995, is the chairman of the Nominating and Corporate Governance Committee, and serves on the Executive and Executive Compensation Committees. She is a partner in the law firm of McGuireWoods LLP, and is a director of Albemarle Corporation, a manufacturer of specialty chemicals, and Owens & Minor, Inc., a distributor of medical and surgical supplies.

30,361 shares (10)

Beneficial ownership of common stock by all directors and executive officers as a group (19 persons)

12,957,145 shares (9.564%) (11)

(1) Includes 379,344 shares that may be acquired by Mr. Bernard within 60 days upon the exercise of stock options. Also includes 24,000 shares owned by a member of Mr. Bernard’s family. Mr. Bernard disclaims beneficial ownership of the shares identified in the preceding sentence.

(2) Includes 5,000 shares that may be acquired by Mr. Brady within 60 days upon the exercise of stock options.

(3) Includes 10,000 shares that may be acquired by Mr. Broaddus within 60 days upon the exercise of stock options.

(4) Includes 29,000 shares that may be acquired by Mr. Hebb within 60 days upon the exercise of stock options.

(5) Includes 506,674 shares that may be acquired by Mr. Kennedy within 60 days upon the exercise of stock options.

(6) Includes 135,900 shares that may be acquired by Mr. Roche within 60 days upon the exercise of stock options. Also includes 800,000 shares held by, or in trusts for, members of Mr. Roche’s family. Mr. Roche disclaims beneficial ownership of the shares identified in the preceding sentence.

(7) Includes 571,192 shares that may be acquired by Mr. Rogers within 60 days upon the exercise of stock options.

(8) Includes 15,000 shares that may be acquired by Dr. Sommer within 60 days upon the exercise of stock options.

(9) Includes 10,000 shares that may be acquired by Mr. Taylor within 60 days upon the exercise of stock options.

(10) Includes 27,000 shares that may be acquired by Ms. Whittemore within 60 days upon the exercise of stock options.

(11) Includes 3,377,363 shares that may be acquired by all directors and executive officers as a group within 60 days upon the exercise of stock options. This amount includes shares beneficially owned by Mr. Riepe, who will retire from our Board on the day of the Meeting. As of February 24, 2006, Mr. Riepe owned 1,858,284 shares of our common stock which included 135,900 shares that may be acquired within 60 days upon the exercise of stock options; 150,000 shares held in a charitable foundation for which Mr. Riepe has voting and disposition power; and 269,000 shares held by, or in trusts for, members of Mr. Riepe’s family. Mr. Riepe disclaims beneficial ownership of the shares held by or in trusts for family members.

The Board of Directors and Committees

During 2005, there were six meetings of the Board of Directors. Each director attended at least 75% of the combined total number of meetings of the Board and Board committees of which he or she was a member. Our Corporate Governance Guidelines provide that all directors are expected to attend each annual meeting of stockholders. All nominees for director submitted to the stockholders for approval at last year’s annual meeting on April 26, 2005, attended that meeting, and we anticipate that all nominees will attend the 2006 Meeting.

The Board of Directors of Price Group has an Audit Committee, an Executive Committee, an Executive Compensation Committee, and a Nominating and Corporate Governance Committee. The Executive Committee functions between meetings of the Board of Directors. It possesses the authority to exercise all the powers of the Board except as limited by Maryland law. If the committee acts on matters requiring formal Board action, those acts are reported to the Board of Directors at its next meeting for ratification. The Executive Committee did not act during 2005.

Audit Committee

Messrs. Brady, Broaddus and Taylor serve on the Audit Committee, which met six times during 2005. The Board of Directors has determined that each of Messrs. Brady, Broaddus, and Taylor meet the independence and financial literacy criteria of Nasdaq. The Board also has concluded that Mr. Brady, who is the chairman of the audit committee of each of the three other public companies on which he serves as a director and was an audit partner of Arthur Andersen LLP for 20 years until he left the firm in 1995, meets the criteria for an “audit committee financial expert” as established by the Securities and Exchange Commission. The Board of Directors has adopted a written charter for the Audit Committee which is included as Exhibit A at the end of this proxy statement.

The primary purpose of the Audit Committee is to assist the Board in fulfilling its oversight responsibilities with respect to (1) the integrity of our financial statements and other financial information provided by us to our stockholders, (2) the retention of our independent accountant, including oversight of the terms of its engagement and its performance, qualifications and independence, and (3) the performance of our internal audit function, internal controls and disclosure controls. The Audit Committee also provides an avenue for communication among our internal auditors, financial management, independent accountant, and the Board, and is responsible for procedures involving the receipt, retention and treatment of complaints or concerns regarding accounting, internal accounting controls and auditing matters, including confidential, anonymous employee submissions. Additionally, the Audit Committee is responsible for reviewing related party transactions and any change in or waiver to our Code of Ethics for our Principal Executive and Senior Financial Officers. The independent accountant reports directly to the Audit Committee and is ultimately accountable to this committee and the Board for the audit of our financial statements. The report of the Audit Committee begins on page 7.

Executive Compensation Committee

Messrs. Hebb, Brady, Broaddus, and Taylor, Dr. Sommer, and Ms. Whittemore serve on the Executive Compensation Committee, which met six times during 2005. The Board of Directors has determined that each of these members meets the independence criteria of Nasdaq. This committee establishes the compensation of our executive officers and generally reviews benefits and compensation for other officers and key employees. It also administers our stock incentive and stock purchase plans and the Annual Incentive Compensation Pool. The report of the Executive Compensation Committee describes its responsibilities in more detail and may be found on page 12.

Nominating and Corporate Governance Committee

Ms. Whittemore and Mr. Hebb serve on our Nominating and Corporate Governance Committee, which met on six occasions during 2005. The Board of Directors has determined that both members meet the independence criteria of Nasdaq. This committee has the responsibility and authority to supervise and review the affairs of Price Group as they relate to the nomination of directors, Board and committee composition, compensation of independent directors, stockholder communications to the Board, and corporate governance matters, and advises the entire Board of Directors accordingly. The Board of Directors has adopted a written charter for the Nominating and Corporate Governance Committee, which is included as Exhibit B at the end of this proxy statement. A report on the committee’s responsibilities and activities begins on page 14.

Committee Charters and Other Corporate Governance Documents

The written charters of the Audit Committee, the Executive Compensation Committee, and the Nominating and Corporate Governance Committee, as well as our Corporate Governance Guidelines and other corporate governance materials, are available at www.troweprice.com.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee oversees Price Group’s financial reporting process on behalf of the Board of Directors. Our committee held six meetings during 2005. Management has the primary responsibility for the financial statements and the reporting process, including internal control over financial reporting. The independent accountant is responsible for expressing an opinion on the conformity of Price Group’s audited financial statements with generally accepted accounting principles and for opinions on the effectiveness of Price Group’s internal control over financial reporting and management’s assessment thereof. We appointed KPMG LLP as Price Group’s independent accountant for 2005 after reviewing this firm’s performance and independence from management. We expect to reappoint KPMG LLP as Price Group’s independent accountant for 2006 at our meeting scheduled in April 2006.

In fulfilling our oversight responsibilities, we reviewed with management the audited financial statements prior to their issuance and publication in the 2005 Annual Report on Form 10-K and subsequent inclusion in the 2005 Annual Report to Stockholders. We reviewed with KPMG LLP its judgments as to the quality, not just the acceptability, of Price Group’s accounting principles and discussed with its representatives other matters required to be discussed under generally accepted auditing standards, including matters required to be discussed in accordance with the Statement on Auditing Standards No. 61 (Communication with Audit Committees) of the Auditing Standards Board of the American Institute of Certified Public Accountants. We also discussed with KPMG LLP its independence from management and Price Group, and received its written disclosures pursuant to applicable independence standards including Independence Standard Board No. 1. We further considered whether the non-audit services described elsewhere in this proxy statement provided by KPMG LLP are compatible with maintaining its independence.

We also discussed with management their evaluation of the effectiveness of Price Group’s internal control over financial reporting as of December 31, 2005. We discussed with KPMG LLP its evaluation of the effectiveness of Price Group’s internal control over financial reporting and of management’s own assessment thereof.

We further discussed with Price Group’s internal auditors and KPMG LLP the overall scope and plans for their respective audits. We met with the internal auditors and KPMG LLP, with and without management present, to discuss the results of their examinations and their evaluations of Price Group’s internal controls.

In reliance upon the reviews and discussions referred to above, we recommended to the Board of Directors, and the Board approved, the inclusion of the audited financial statements in the Annual Report on Form 10-K for the year ended December 31, 2005, for filing with the Securities and Exchange Commission.

James T. Brady, Chairman
J. Alfred Broaddus, Jr.
Dwight S. Taylor

AUDIT COMMITTEE PRE-APPROVAL POLICIES

The Audit Committee has adopted policies and procedures which set forth the manner in which the committee will review and approve all audit and non-audit services to be provided by the independent accountant before that firm is retained for such services. The pre-approval policies and procedures are as follows:

• Any audit or non-audit service to be provided to Price Group by the independent accountant must be submitted to the Audit Committee for review and approval. The proposed services are submitted on the Audit Committee’s “Independent Accountant Audit and Non-Audit Services Request Form” with a description of the services to be performed, fees to be charged, and affirmation that the services are not prohibited under Section 201 of the Sarbanes-Oxley Act of 2002. The form must be approved by Price Group’s chief executive officer, chief financial officer or director of Internal Audit prior to submission to the Audit Committee.

• The Audit Committee in its sole discretion then approves or disapproves the proposed services and documents such approval, if given, by signing the approval form. Pre-approval actions taken during Audit Committee meetings are recorded in the minutes of the meetings.

• Any audit or non-audit service to be provided to Price Group which is proposed between meetings of the Audit Committee will be submitted to the Audit Committee chairman on a properly completed “Independent Accountant Audit and Non-Audit Services Request Form” for the chairman’s review and pre-approval and will be included as an agenda item at the next scheduled Audit Committee meeting.

DISCLOSURE OF FEES CHARGED BY THE INDEPENDENT ACCOUNTANT

The following table summarizes the fees charged by KPMG LLP for services rendered to Price Group and its subsidiaries during 2004 and 2005. All of the services described below were approved by the Audit Committee pursuant to the pre-approval procedures described above.

	Amount Billed and Paid
Type of Fee	2004	2005
Audit(1)	$737,000	$818,000
Audit Related(2)	51,300	40,000
Tax(3)	324,180	382,717
All Other(4)	94,462	0
	$1,206,942	$1,240,717
	=========	========

(1) Audit Fees - aggregate fees charged by KPMG LLP in 2004 and 2005 for annual audits, quarterly reviews, and the reports of the independent registered public accounting firm on internal control over financial reporting as of December 31, 2005, and December 31, 2004.

(2) Audit-Related Fees - aggregate fees charged by KPMG LLP for assurance and related services that are reasonably related to the performance of the audit and are not reported as Audit Fees. In 2004 and 2005, these services included audits of several affiliated entities such as corporate retirement plans and accounting consultations regarding new accounting requirements. In 2004, these fees also included the issuance of the accountant’s consent on various Forms S-8 filed by Price Group related to our stock-based compensation plans.

(3) Tax Fees - aggregate fees charged by KPMG LLP for tax compliance and tax preparation.

(4) All Other Fees - aggregate fees charged by KPMG LLP for products and services other than those services previously reported. In 2004, the fees related to tax consulting and planning.

PROPOSAL 2

RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS PRICE GROUP’S INDEPENDENT ACCOUNTANT FOR 2006

The Audit Committee expects to appoint KPMG LLP as Price Group’s independent accountant for 2006 at its meeting scheduled in April 2006, and submits this reappointment to our stockholders for ratification. KPMG LLP was first appointed to serve as our independent accountant on September 6, 2001.

Representatives of KPMG are expected to be present at the Meeting and will have the opportunity to make a statement and respond to appropriate questions from stockholders.

Recommendation of the Board of Directors; Vote Required

We recommend that you vote FOR Proposal 2, the ratification of KPMG LLP as our independent accountant for 2006. All properly executed proxies received in time to be tabulated for the Meeting will be voted FOR Proposal 2 unless otherwise specified. In order to be adopted at the Meeting, Proposal 2 must be approved by the affirmative vote of a majority of the votes cast at the Meeting. Abstentions and broker non-votes will not be considered to be votes cast and will have no effect on the outcome of the vote. In the event Proposal 2 does not obtain the approval, the Audit Committee will reconsider the appointment of KPMG LLP.

COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

Summary Compensation Table. The following table summarizes the compensation of certain of our executive officers who received the highest compensation during 2005.

Summary Compensation Table

				Long-Term	All Other
		Annual Compensation		Compensation Award	Compensation(2)

Name and				Securities Underlying
Principal Position	Year	Salary	Bonus(1)	Options (#)

George A. Roche	2005	$350,000	$3,300,000	0(3)	$ 33,150
Chairman and	2004	300,000	2,500,000	0	32,350
President	2003	300,000	2,000,000	10,306	27,585

James S. Riepe	2005	350,000	3,300,000	0(3)	31,650
Vice Chairman	2004	300,000	2,500,000	17,751	38,267
	2003	300,000	2,000,000	40,007	26,085

Brian C. Rogers	2005	350,000	3,700,000	68,024(3)	31,650
Vice President and	2004	300,000	2,800,000	108,593	37,072
Chief Investment Officer	2003	300,000	2,100,000	103,052	30,585

James A.C. Kennedy	2005	350,000	3,300,000	50,000(3)	37,275
Vice President and	2004	300,000	2,400,000	61,018	38,396
Director of Equities	2003	300,000	1,900,000	62,061	30,960

Edward C. Bernard	2005	350,000	2,900,000	121,472(3)	37,275
Vice President	2004	300,000	1,800,000	80,472	40,435
	2003	300,000	1,400,000	78,487	30,960

(1)	Bonuses for 2005 and 2004 were paid to each of the named executive officers under the Annual Incentive
Compensation Pool approved by stockholders at the 2003 annual meeting. Bonuses for 2003 were paid under the
Executive Incentive Compensation Plan which terminated on December 31, 2003. See “Report of the Executive
Compensation Committee.”
(2)	The following types of compensation are included in “all other compensation”:
	a.	Contributions made to the T. Rowe Price U.S. Retirement Program. This plan provides retirement benefits based on the investment performance of each plan participant’s account.
Each of Messrs. Kennedy, Riepe, and Rogers received a contribution of $28,000 in 2005. Messrs. Bernard and
Roche each received a contribution of $31,650 for the same period.
In 2005, Messr. Kennedy, Riepe, and Rogers received $3,650 additional cash compensation representing payment for the amount that could not be credited to their retirement accounts due to contribution limits imposed under Section 415 of the Internal Revenue Code.
	b.	Directors’ fees paid by a wholly owned subsidiary of Price Group.
Mr. Roche was paid $1,500 in directors’ fees in 2005.
	c.	Matching contributions paid under our Employee Stock Purchase Plan.
In 2005 matching contributions were paid to Messrs. Bernard and Kennedy in the amount of $5,625 each.
(3)	See the table entitled “Option Grants in 2005” which follows for information on the character of option grants not made through the annual employee stock option program.

Option Grants Table. The following table shows the number of stock options granted in 2005 to the executive officers named in the Summary Compensation Table and other information regarding their grants. Stock options under our annual award program are granted at 100% of fair market value on the date of grant and generally become exercisable in five equal increments on the first through fifth anniversaries of the grant date. Replenishment grants allow an option holder to receive additional options if an eligible non-qualified stock option is exercised by relinquishing shares already owned in payment of the exercise price. The replenishment options are granted at fair market value on the date of exercise of the option giving rise to the replenishment grant and may themselves be exercised until the expiration date of the related option. The replenishment options, which are equal in number to the shares relinquished, are exercisable immediately. Replenishment options are made available only in conjunction with non-qualified options originally granted prior to November 2004. There is a provision in all existing option agreements under our 2001 and 2004 Stock Incentive Plans that may accelerate the vesting of currently outstanding but unexercisable options so that all options will become exercisable for the one-year period following a change in control of Price Group. The Executive Compensation Committee may modify or rescind this provision, or make other provisions for accelerating the ability to exercise options.

Option Grants in 2005

	Individual Grants
					Potential Realizable Value
	Number of	Percent of			at Assumed Annual Rates
	Securities	Total Options			of Stock Price Appreciation
	Underlying	Granted to	Exercise		for Option Term(3)		Grant Date
	Options	Employees in	Price	Expiration			Present
Name	Granted	2005(2)	Per Share	Date	5%	10%	Value ($)(4)

George A. Roche	0	0	N/A	N/A	N/A	N/A	N/A

James S. Riepe	0	0	N/A	N/A	N/A	N/A	N/A

Brian C. Rogers	55,000	1.43%	$ 65.24	10/3/2015	$ 2,256,600	$ 5,718,667	$ 1,140,920
	13,024(1)	0.34%	61.64	11/18/2006	67,854	137,884	139,357

James A.C. Kennedy	50,000	1.30%	65.24	10/3/2015	2,051,455	5,198,788	1,037,200

Edward C. Bernard	55,000	1.43%	65.24	10/3/2015	2,256,600	5,718,667	1,140,920
	21,979(1)	0.57%	67.09	11/18/2007	154,406	316,662	190,338
	18,631(1)	0.48%	66.21	9/21/2011	432,171	984,535	210,717
	6,129(1)	0.16%	67.09	9/21/2011	136,761	309,316	75,264
	13,213(1)	0.34%	66.21	7/30/2012	356,968	832,196	149,439
	6,520(1)	0.17%	67.09	7/30/2012	170,391	394,326	80,066

(1)	Replenishment grant.
(2)	Includes replenishment grants.
(3)	The effects of a 5% and 10% assumed rate of appreciation over the terms of stock options granted in 2005 are presented in accordance with the rules of the Securities and Exchange Commission. If the price of our common stock does not appreciate over the exercise price, the option holders will receive no benefit from the stock option grants.
The appreciated stock prices used in these calculations do not represent Price Group’s projections or estimates of the price of our common stock. Federal or state income tax consequences relating to stock option transactions have not been taken into account.
(4)	The grant date present value of the options was determined usng the Black-Scholes option-pricing model. A description of the assumptions used related to volatility, risk-free interest rate, dividend yield, and expected life to determine the grant date present value is included in the Significant Accounting Policies for Stock Options and Awards
on page 29 of the Annual Report to Stockholders and on page 30 of our Annual Report on Form 10-K for 2005.

Aggregated Option Exercises and Option Values Table. The following table shows 2005 stock option exercises and the value as of December 31, 2005 of unexercised options for those executive officers named in the Summary Compensation Table on page 9. In the case of exercised options, “value realized” is considered to be the difference between the exercise price and the market price on the date of exercise. In the case of unexercised options, value is considered to be the difference between the exercise price and market price at the end of 2005. An “In-the-Money” option is an option for which the exercise price of the underlying stock is less than $72.03, the closing market price of Price Group’s common stock on December 31, 2005. The following values resulted from appreciation of the stock price since the options were granted.

Aggregated Option Exercises in 2005
and Option Values at December 31, 2005

			Number of
			Securities Underlying	Value of Unexercised
			Unexercised Options	“In-the-Money” Options
			at December 31, 2005	at December 31, 2005
	Shares Acquired	Value	(Exercisable/	(Exercisable/
Name	Upon Exercise	Realized	Unexercisable)	Unexercisable)

George A. Roche	225,400	$10,391,404	135,900/0	$5,008,577/$0

James S. Riepe	274,475(1)	$11,727,371	135,900/0	$5,008,577/$0

Brian C. Rogers	90,013	$3,156,153	603,017/187,000	$21,812,816/$4,076,730

James A.C. Kennedy	14,009	$298,887	506,674/156,000	$20,001,570/$3,251,180

Edward C. Bernard	194,832	$7,208,479	379,344/187,000	$11,020,741/$4,076,730

(1) Includes shares acquired or held through limited liability companies or trusts controlled by Mr. Riepe.

Equity Compensation Plan Information. The following table sets forth information regarding outstanding options and shares reserved for future issuance under our equity compensation plans as of December 31, 2005. None of the plans have outstanding warrants or rights other than options. All plans have been approved by our stockholders.

Equity Compensation Plan Information

	Number of Securities		Remaining Available
	to be Issued Upon	Weighted Average	for Future Issuance
	Exercise of Out-	Exercise Price of	Under Equity
Plan Category	standing Options	Outstanding Options	Compensation Plans

Equity Compensation Plans
Approved by Stockholders	22,948,924	$42.84	12,653,697(1)

(1)	Includes 10,973,697 shares that may be issued under our 2004 Stock Incentive Plan, 2001 Stock Incentive Plan and
1998 Director Stock Option Plan, and 1,680,000 shares that may be issued under our Employee Stock Purchase Plan.
No shares have been issued under the Employee Stock Purchase Plan since its inception; all plan shares have been purchased in the open market. The number of shares available for future issuance will increase under the terms of the 2004 Stock Incentive Plan as a result of all future common stock repurchases that we make from proceeds generated by stock option exercises that have occurred since the inception of the 2004 Plan. The 2004 Stock
Incentive Plan and the 2001 Stock Incentive Plan both allow for the grant of stock options, stock appreciation rights, and stock awards including restricted stock. The maximum number of shares that may be issued in connection with future stock awards is 1,000,000 under the 2004 Plan and 930,000 under the 2001 Plan.

Compensation of Directors. Directors who are also officers of Price Group do not receive separate directors’ fees. Each non-employee director received a $75,000 retainer for his or her 2005 service on the Board of Directors. The chairman of the Audit Committee and members of this committee received additional fees of $10,000 and $5,000, respectively. The chairman of each of the Executive Compensation Committee and the Nominating and Corporate Governance Committee received an additional fee of $5,000. Each non-employee director received $1,500 per meeting for his or her attendance at committee meetings.

Pursuant to the 1998 Director Stock Option Plan approved by stockholders on April 16, 1998, and amended by the Board of Directors on April 7, 2004, each of Messrs. Brady, Broaddus, Hebb, and Taylor, Dr. Sommer, and Ms. Whittemore received options to purchase 2,000 shares of Price Group’s common stock at $55.17 per share, the fair market value of a share of stock on April 29, 2005, and 2,000 shares at $65.52, the fair market value of a share of stock on October 31, 2005.

Pursuant to a consulting agreement signed on January 31, 2006, Mr. Riepe will provide strategic and other consulting services for up to eight weeks of full-time days in each calendar year, for a fee of $116,667 for the period ending April 30, 2006, $66,667 for the period from May 1 through December 31, 2006, and $100,000 per year thereafter. The consulting agreement automatically renews on January 1 of each year; however, after April 30, 2006, it can be terminated by either party for any reason upon at least 30 days prior written notice.

REPORT OF THE EXECUTIVE COMPENSATION COMMITTEE

The members of the Executive Compensation Committee are listed at the end of this report. The Board has determined that each of them is independent as defined by Nasdaq listing standards. In this report, the terms “we” and “our” refer to members of this committee. We held six meetings during 2005.

Committee Responsibilities

The Executive Compensation Committee is responsible to the Board, and ultimately to Price Group stockholders for:

• determining the compensation of the chief executive officer and other executive officers;

• overseeing the administration of Price Group’s Annual Incentive Compensation Pool, stock incentive plans, and employee stock purchase plan; and

• reviewing and approving general salary and compensation policies for the rest of Price Group’s senior officers.

The Management Compensation Committee, a committee comprised of Price Group senior officers, is responsible for compensation policies and decisions not included in these categories, including individual compensation decisions for non-executive officers.

Executive Compensation Principles

The investment management, financial services and securities industries in which Price Group operates demand experienced executives with extensive training and specific expertise. At the same time, many firms like Price Group are actively competing to attract and retain a small number of highly qualified executives who enjoy multiple career opportunities. Some of Price Group’s competitors are privately owned and others have significantly larger market capitalizations, giving them in some cases an advantage in compensation alternatives. Price Group has developed a highly qualified, experienced, and complementary management group, as demonstrated by the strong performance by the Company, and we believe that Price Group’s continued success depends upon its ability to retain and motivate its executives and investment professionals. As a result, we believe that Price Group must offer competitive cash and equity compensation and other incentive programs. We continue to monitor the relative mix of cash, equity, and other compensation paid to our executive officers in light of the competitive environment for top talent.

We recognize that any executive compensation program must be consistent with stockholder interests. Our overall goal is to design compensation packages that reward executives for both long-term growth and short-term performance. We discuss and set corporate objectives at the beginning of each year and monitor performance against them during the course of the year. We describe our incentive compensation policies in greater detail below.

We traditionally have not offered our senior executives employment agreements or severance or change of control agreements. In addition, while our executives participate in a defined contribution benefit plan, we do not provide any of our executives supplemental retirement programs. Accordingly, we believe that our incentive and equity compensation programs are more critical to maintaining the competitiveness of our compensation arrangements than might be the case if other supplemental arrangements or programs were in place. We particularly believe that our equity compensation arrangements are an important factor in developing an overall compensation program that is competitive and aligns the interest of our senior executives with the interest of our stockholders.

In connection with our compensation decisions in 2005, we compared the compensation packages of senior management at Price Group with relevant publicly available data for the investment management, securities, and other financial services industries. We retained an independent compensation consultant to assist us in this review and in comparing Price Group’s compensation policies to those of similarly situated public companies.

Compensation of Price Group’s Chief Executive Officer and Other Senior Executive Officers

The base salary for the executives listed on the Summary Compensation Table was increased from $300,000 to $350,000 effective January 1, 2005. Our policy is to maintain base salaries for Price Group executives at substantially below 50% of their total cash compensation, and for their remaining cash compensation to be dependent in large measure on Price Group’s performance.

Annual Incentive Compensation Pool

At Price Group’s 2003 annual meeting, stockholders approved the Annual Incentive Compensation Pool (the “Incentive Pool” or “pool”). The Incentive Pool is designed to provide performance-based cash bonuses to executive officers of Price Group and its affiliated companies. This committee has sole discretion over eligibility for participation in the pool. In early 2005, we designated Messrs. Roche, Riepe, Rogers, Kennedy, and Bernard as eligible pool participants, and set 20% as the maximum percentage share of the Incentive Pool which each such participant could be awarded.

The Annual Incentive Compensation Pool provides for an Incentive Pool based on income before income taxes as reflected in the Company’s audited consolidated statement of income, adjusted in accordance with the terms applicable to the Incentive Pool to exclude: (1) certain extraordinary, unusual, or nonrecurring items; (2) charges relating to goodwill; and (3) the effect of changes in accounting policy. The Incentive Pool is comprised of: (1) for adjusted earnings up to $50 million, 6% of adjusted earnings; and (2) for adjusted earnings above $50 million, an additional 8% of adjusted earnings, establishing a maximum cumulative Incentive Pool of $3,000,000 plus 8% of adjusted earnings over $50 million. For 2005, we approved the payment of bonuses totaling $16.5 million out of the Incentive Pool, consisting of $3.7 million in the case of Mr. Rogers, $3.3 million in each of the cases of Messrs. Kennedy, Riepe and Roche and $2.9 million in the case of Mr. Bernard. We expect that all payments pursuant to the Incentive Pool will be deductible under Section 162(m) of the Internal Revenue Code of 1986.

We considered many qualitative and quantitative factors in determining the amount of incentive compensation awarded to Price Group’s senior executives in 2005, including strong investment performance relative to comparable mutual funds and market indices, marketing effectiveness resulting in substantial fund cash flows, continued high quality customer service, continuing significant improvement in Price Group’s financial condition and operating performance, effective management of corporate assets, and corporate infrastructure development. We noted particularly that in 2005, Price Group enjoyed strong investment and marketing results and maintained high client service standards.

We considered these factors and executive compensation levels in light of Price Group’s historical compensation policies and publicly available data for the investment management, securities, and other financial services industries. In the cases of Messrs. Roche and Riepe, we considered their strong management performance over an extended timeframe. In the case of Mr. Rogers, we considered his membership on the Management Committee, his responsibility as the Chief Investment Officer of the Company, and the strong relative investment performance of the Price funds. In setting the bonuses for Mr. Kennedy and Mr. Bernard, we considered their respective contributions as members of the Management Committee, Mr. Kennedy’s senior executive responsibility with respect to our Equity Division, and Mr. Bernard’s responsibility for our marketing and fund distribution programs and assumption at the end of the year of responsibilities previously assigned to Mr. Riepe.

The incentive compensation awarded to each of the named executives was considerably less than the maximum amount permitted by the Incentive Pool. The awards were based upon our consideration of the various factors described above, as well as Price Group’s historical compensation policies and financial industry compensation trends. We could determine in the future to award payment of a greater portion or all of the Incentive Pool in order to maintain a competitive compensation structure and thus retain key personnel.

We also point out that many of Price Associates’ investment professionals, including certain senior portfolio managers whom we did not designate as participants in the 2005 Incentive Pool and are compensated under other incentive compensation programs and arrangements, also were significant contributors to Price Group’s success in 2005.

Equity Compensation Awards

Consistent with recent practice, we made no equity compensation grants in 2005 to Messrs. Roche and Riepe in order to focus more of the annual option grants on other officers and key employees who do not already have as significant an ownership interest in Price Group. We believe that our equity compensation program, particularly as it relates to other key employees, plays an important role in our ability to attract and retain our senior executives and key employees. In 2005, we awarded options to Mr. Kennedy to purchase 50,000 shares of common stock, and to each of Messrs. Bernard and Rogers to purchase 55,000 shares of common stock, all at an exercise price of $65.24 per share. These grants accounted for 5% of the options awarded in 2005, as we and senior management sought to continue to make additional stock options available to a significant number of other employees. The foregoing percentage excludes replenishment options which were automatically granted upon the exercise of eligible outstanding options granted prior to November 2004.

We believe that the 2005 compensation levels disclosed in this proxy statement are reasonable and appropriate in light of the objectives of our compensation system, Price Group’s performance, and the other factors described above.

Donald B. Hebb, Jr., Chairman
James T. Brady
J. Alfred Broaddus, Jr.
Dr. Alfred Sommer
Dwight S. Taylor
Anne Marie Whittemore

REPORT OF THE NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

The members of the Nominating and Corporate Governance Committee are Anne Marie Whittemore and Donald B. Hebb, Jr. The Board has determined that each of them is independent as defined by Nasdaq. In this report, the term “we” refers to members of this committee. Our committee held six meetings in 2005.

Overview

The fundamental purpose and goal of the Nominating and Corporate Governance Committee is to assure the effectiveness of Price Group’s Board of Directors. Our primary responsibilities include:

• monitoring the composition of the Board and its Committees;

• recommending to the Board the characteristics required of Board members;

• identifying and evaluating director candidates;

• supervising procedures for the receipt and consideration of director nominations;

• recommending compensation for independent directors;

• administering procedures for the receipt of stockholder communications to the Board;

• monitoring and advising with respect to senior management transition;

• reviewing, and monitoring compliance with, Price Group’s Corporate Governance Guidelines;

• designing and managing annual evaluations of the Board and its Committees; and

• implementing and monitoring compliance with corporate governance initiatives.

2005 Highlights

Board and Committee Evaluations

During 2005, we continued the Board evaluation process implemented in 2004. We continued our review and response to the results of the 2004 evaluation program and made certain adjustments to our charters and procedures as a result of input received from directors in the evaluation process. We also conducted a second Board evaluation program during the fall of 2005. Again, we are pleased to report that overall the evaluations were positive and reflected a high level of satisfaction with the corporate governance of the Company by all Board members. Certain helpful suggestions were made as a result of the evaluation process which we plan again to incorporate into our policies and procedures. We expect to conduct Board and Committee evaluations each year, although we may modify the procedure used from time to time in order to assure the process remains focused and timely.

We also reviewed during 2005 and in early 2006 the Company’s corporate governance ratings from various governance rating organizations and the criteria used by those organizations in assigning a corporate governance rating to the Company. In this regard, we considered whether there were any modifications or changes to our governance policies and procedures, as well as our organizational documents, that might improve our relative governance ratings. We plan to continue to monitor our performance under these ratings guidelines and to take action where we consider it appropriate.

Corporate Governance Guidelines

During 2004, the Board adopted a set of Corporate Governance Guidelines which relate to Board and Committee composition, procedures and governance. This committee is responsible for reviewing the Corporate Governance Guidelines on an annual basis and for recommending improvements to the Board as appropriate. Among other initiatives, the Corporate Governance Guidelines:

• Create the position of Lead Director, to be appointed annually by the independent directors to lead executive sessions of the independent Board members and facilitate communication between independent directors and management. Ms. Whittemore acted as the Lead Director in 2005 and continues in that role at this time.

• Require that independent directors meet at least twice each year in executive session, without management being present. The independent directors met in executive session at or around each Board meeting.

• Set the Board’s expectations regarding attendance at and preparation for Board and stockholder meetings.

We have made the written charters of the Audit Committee, the Executive Compensation Committee, and the Nominating and Corporate Governance Committee, as well as our Corporate Governance Guidelines and other corporate governance materials, available at www.troweprice.com.

Management Transition

During 2005, we continued to work with the Chief Executive Officer regarding senior management transition matters. This is an ongoing process which began in 2004 with the retirement of M. David Testa and the assumption by Brian C. Rogers of the responsibilities of Chief Investment Officer. At the end of 2005, Mr. Riepe, our Vice Chairman, retired and Edward C. Bernard assumed Mr. Riepe’s responsibilities for leading our marketing, investor service and technology activities. Both of these changes are part of a long-planned transition in the firm’s senior management team as to which we have worked closely with the Chief Executive Officer and other members of senior management. We will continue to be involved in this process in 2006 as Mr. Roche retires and Messrs. Bernard, Kennedy, and Rogers assume their new responsibilities as planned.

Director Qualifications and the Nominations Process

This committee supervises the nomination process for directors. We consider the performance, independence, experience, and other characteristics of our incumbent directors, including their willingness to serve for an additional term, in considering their re-nomination each year. In the event that a vacancy exists, we identify, interview and examine, and make recommendations to the Board regarding, appropriate candidates.

We identify potential candidates principally through suggestions from directors and senior management of Price Group. The chief executive officer of Price Group and Board members may seek candidates through informal discussions with third parties.

In evaluating potential candidates, we consider independence from management, experience, expertise, commitment, diversity, age, number of other public board seats held, potential conflicts of interest, and other factors, and take into account the composition of the Board at the time of the assessment. All candidates for nomination must:

• demonstrate unimpeachable character and integrity;

• have sufficient time to carry out their duties;

• have experience at senior levels in areas of expertise helpful to Price Group and consistent with the objective of having a diverse and well-rounded Board; and

• have the willingness and commitment to assume the responsibilities required of a Price Group director.

In addition, candidates expected to serve on the Audit Committee must meet the additional independence and financial literacy qualifications imposed by Nasdaq and by the Securities and Exchange Commission and other applicable law, and candidates expected to serve on the Executive Compensation Committee may be required to meet additional independence tests. Our evaluations of potential directors include, among other things, an assessment of a candidate’s background and credentials, personal interviews, and discussions with appropriate references. Once we have selected appropriate candidates, we present them to the full Board for election if a vacancy occurs or is created by an increase in the board size during the course of the year or for nomination if the director is to be first elected by stockholders. All directors serve for one-year terms, and must stand for re-election annually.

Policy for the Consideration of Director Candidates Recommended or Nominated by Stockholders

Recommendations

A stockholder who wishes to recommend a candidate for our Board of Directors should send a letter to the chairperson of this committee at the Company’s principal executive offices, including (a) information relevant to the candidate’s satisfaction of the criteria described above under “Director Qualifications and the Nominations Process” and (b) information that would be required for a director nomination under Section 1.11 of Price Group’s Amended and Restated By-Laws. The committee will consider candidates recommended by stockholders in the same manner it considers candidates from other sources. Acceptance of a recommendation does not imply that the committee will ultimately nominate the recommended candidate.

Nominations

Section 1.1 1 of Price Group’s Amended and Restated By-Laws sets out the procedures a stockholder must follow in order to nominate a candidate for Board membership. For these requirements, please refer to the Amended and Restated By-Laws filed with the Securities and Exchange Commission as Exhibit 3(ii) to Price Group’s Annual Report on Form 10-K.

Codes of Ethics

Pursuant to rules promulgated under the Sarbanes-Oxley Act, the Board has adopted a Code of Ethics for its Principal Executive and Senior Financial Officers. This Code is intended to deter wrongdoing and promote honest and ethical conduct, full, timely, and accurate reporting, compliance with laws, and accountability for adherence to the Code, including internal reporting of Code violations. A copy of the Code of Ethics for Principal Executive and Senior Financial Officers is filed as Exhibit 14 to Price Group’s Annual Report on Form 10-K.

We also have a Code of Ethics and Conduct that is applicable to all employees and directors of the Company. It is our policy for all employees to participate annually in continuing education training relating to the Code of Ethics and Conduct.

Ann Marie Whittemore, Chairman
Donald B. Hebb, Jr.

STOCK PERFORMANCE CHART

We are required by the Securities and Exchange Commission to provide you with a five-year comparison of the cumulative total return on our common stock as of December 31, 2005, with that of a broad equity market index and either a published industry index or a peer group index selected by us. We use the broad market and published industry indexes that include our common stock.

The following chart compares the yearly change in the total cumulative return on our common stock with the cumulative total return on the Total Return Index for NASDAQ Financial Stocks and the S&P 500 Index. The comparison assumes that $100 was invested in Price Group’s common stock and in each of the named indexes on December 31, 2000, and that all dividends were reinvested.

Since we do not make or endorse any predictions as to future stock performance, the values in the following columns do not represent the basis for any projections or estimates of either the annual or cumulative returns on our common stock or any of the indexes represented.

(1)	The Total Return Index for NASDAQ Financial Stocks is an index comprised of all financial company American
Depository Receipts, domestic shares and foreign common shares traded on the NASDAQ National Market® and the NASDAQ Capital Market®, excluding preferreds, rights and warrants, and represents SIC Codes 60 through 67.
Price Group's common stock is included in this index. Price Group's Secretary will provide the names of the companies included in this index upon receipt of a stockholder's written request. We have calculated these amounts based on year-end index values provided by NASDAQ for its listed companies. The index values were prepared by the Center for Research in Securities Prices (CRSP) at the University of Chicago and are used with permission.
(2)	Total return performance for the S&P 500 Index is based on information obtained from Standard & Poor's website
(www.standardandpoors.com).

CERTAIN OWNERSHIP OF PRICE GROUP’S COMMON STOCK

We have no knowledge at this time of any individual or entity owning, beneficially or otherwise, 5% or more of our outstanding common stock.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

We believe that in 2005 our directors and officers timely complied with the requirements of Section 16(a) of the Securities Exchange Act to report ownership, and transactions which change ownership, with one exception. On June 14, 2005, a Form 4 was filed by Mary J. Miller, an executive officer, to report the exercise of stock options on March 17, 2005.

STOCKHOLDER PROPOSALS FOR THE 2007 ANNUAL MEETING

Qualified stockholders who wish to have proposals presented at the 2007 annual meeting of stockholders must deliver them to Price Group by November 16, 2006, in order to be considered for inclusion in next year’s proxy statement and proxy pursuant to Rule 14a-8 under the Securities Exchange Act of 1934.

Any stockholder proposal or director nomination for our 2007 annual meeting that is submitted outside the processes of Rule 14a-8 will be considered “untimely” if we receive it before December 27, 2006, or after January 26, 2007. Such proposals and nominations must be made in accordance with the Amended and Restated By-Laws of Price Group. An untimely proposal may be excluded from consideration at our 2007 annual meeting. All proposals and nominations must be delivered to Price Group’s Secretary at 100 E. Pratt Street, Mail Code 8700, Baltimore, MD 21202.

Pursuant to Maryland law and our Amended and Restated By-Laws, a special meeting of our stockholders can generally be called by our president, our Board of Directors, or upon the written request of stockholders entitled to cast at least 25% of all votes entitled to be cast at the special meeting.

STOCKHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

The following procedures have been established by the Nominating and Corporate Governance Committee in order to facilitate communications between our stockholders and our Board of Directors:

1) Stockholders may send correspondence, which should indicate that the sender is a stockholder, to our Board of Directors or to any individual director by mail to T. Rowe Price Group, Inc., c/o Chief Legal Officer, T. Rowe Price Group, Inc., P.O. Box 17134, Baltimore, MD 21297-1134, or by e-mail to stockholdercommunications@troweprice.com.

2) Our Chief Legal Officer will be responsible for the first review and logging of this correspondence. The officer will forward the communication to the director or directors to whom it is addressed unless it is a type of correspondence which the Nominating and Corporate Governance Committee has identified as correspondence which may be retained in our files and not sent to directors.

The Nominating and Corporate Governance Committee has authorized the Chief Legal Officer to retain and not send to directors communications that: (a) are advertising or promotional in nature (offering goods or services); (b) solely relate to complaints by clients with respect to ordinary course of business customer service and satisfaction issues; or (c) clearly are unrelated to our business, industry, management or Board or committee matters. These types of communications will be logged and filed, but not circulated to directors. Except as set forth in the preceding sentence, the Chief Legal Officer will not screen communications sent to directors.

3) The log of stockholder correspondence will be available to members of the Nominating and Corporate Governance Committee for inspection. At least once each year, the Chief Legal Officer will provide to the Nominating and Corporate Governance Committee a summary of the communications received from stockholders, including the communications not sent to directors in accordance with screening procedures approved by the Nominating and Corporate Governance Committee.

OTHER MATTERS

We know of no other matters to be presented to you at the Meeting. As stated in an earlier section, if other matters are considered at the Meeting, the proxies will vote on these matters in accordance with their judgment of the best interests of Price Group.

Exhibit A

Audit Committee Charter

The Audit Committee (the “Committee”) of the Board of Directors (the “Board”) of T. Rowe Price Group, Inc. (the “Corporation”) has the oversight responsibility, authority and duties described in this Charter.

Purpose

The primary purpose of the Committee is to assist the Board in fulfilling its oversight responsibilities with respect to (1) the integrity of the Corporation’s financial statements and other financial information provided by the Corporation to its stockholders, (2) the Corporation’s retention of its independent accountants, including oversight of the terms of their engagement and their performance, qualifications and independence and (3) the performance of the Corporation’s internal audit function, internal controls and disclosure controls. The Committee shall prepare the report of the Committee included in the Corporation’s annual proxy statement as required by the Securities and Exchange Commission (the “SEC”). In addition, the Committee provides an avenue for communication among the internal auditors, the independent accountants, financial management and the Board. The Committee’s responsibility is one of oversight, recognizing that the Corporation’s management is responsible for preparing the Corporation’s financial statements and that the independent accountants are responsible for auditing those financial statements. The independent accountants report directly to the Committee and are ultimately accountable to the Committee and the Board for such accountants’ audit of the financial statements of the Corporation.

Composition

The Committee shall be appointed annually by the Board on the recommendation of the Nominating and Corporate Governance Committee and shall comprise at least three directors, each of whom shall meet the independence and financial literacy requirements of The Nasdaq Stock Market, Inc. (“Nasdaq”), the SEC and applicable law. In addition, at least one member of the Committee will possess accounting or financial management expertise as defined by Nasdaq, the SEC and applicable law. The Board shall designate one member as Chair of the Committee. The Committee may, at its discretion in accordance with applicable law or regulation, delegate to one or more of its members the authority to act on behalf of the Committee.

Meetings

The Committee shall hold meetings as deemed necessary or desirable by the Chair of the Committee. In addition to such meetings of the Committee as may be required to perform the functions described under “Duties and Powers” below, the Committee shall meet at least annually with the chief financial officer, the internal auditors and the independent accountants to discuss any matters that the Committee or any of these persons or firms believe should be discussed. The Committee may, at its discretion, meet in executive session with or without the presence of the independent accountants, internal auditors or corporate officers.

Duties and Powers

The following shall be the principal recurring functions of the Committee in carrying out its oversight responsibilities. The functions are set forth as a guide with the understanding that the Committee may modify or supplement them as appropriate.

Independent Accountants

1. Appoint, approve audit fees for and oversee the Corporation’s independent accountants.

2. Review and provide prior approval of the engagement of the Corporation’s independent accountants to perform non-audit services. The Chair of the Committee may represent and act on behalf of the entire Committee for purposes of this review and approval.

3. Adopt policies and procedures relating to the pre-approval of audit and non-audit services.

4. Ensure that the independent accountants prepare and deliver at least annually a formal written statement delineating all relationships between the independent accountants and the Corporation addressing at least the matters set forth in Independence Standards Board, Standard No. 1, Independence Discussions with Audit Committees, as amended.

5. Discuss with the independent accountants any disclosed relationships or services that may impact the objectivity and independence of the independent accountants and recommend that the Board take appropriate action in response to the independent accountants’ report to satisfy itself of the independent accountants’ independence.

6. Obtain and review at least annually a report by the independent accountants describing: (a) the accounting firm’s internal quality-control procedures, (b) any issues material to the Corporation’s audit raised (i) by the most recent internal quality-control review or peer review of the accounting firm or (ii) by any inquiry or investigation by governmental or professional authorities and any steps taken to deal with any such issues.

7. Obtain from the independent accountants assurance that their audit of the Corporation’s financial statements was conducted in accordance with standards of the Public Company Accounting Oversight Board (United States) (the “PCAOB”).

8. Confirm that the Corporation’s independent accountants have complied with any applicable rotation requirements for the lead audit partner and any reviewing audit partner with responsibility for the Corporation’s audit.

9. To the extent required by the rules of the SEC, obtain and review at least annually an attestation to and a report from the Corporation’s independent accountants regarding management’s assessment of the effectiveness of the Corporation’s internal controls over financial reporting to be included in the Corporation’s Annual Report on Form 10-K, in advance of such filing.

10. Pursuant to Section 10A of the Securities Exchange Act of 1934, as amended, obtain and review from the independent accountants a timely report describing (a) all critical accounting policies and practices to be used; (b) all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management officials of the Corporation, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the internal auditors and the independent accountants; (c) other material written communications between the independent accountants, the internal auditors and the management of the Corporation, such as any management letter or schedule of unadjusted differences; and (d) any illegal acts that have been detected or have otherwise come to the attention of the independent accountants or the internal auditors in the course of their audit.

11. Monitor compliance with regulatory requirements applicable to the hiring of employees and former employees of the independent accountants.

Internal Auditors

12. Consult with management before the appointment or replacement of the Director of Internal Audit.

13. Review with the Director of Internal Audit the significant reports to management prepared by the internal auditors and management’s responses thereto, and also such other reports or matters as the Committee or the Director of Internal Audit deems necessary or desirable.

Compliance

14. Periodically review with the Director of Compliance the status of the Corporation’s compliance programs.

Financial Statements, Controls and Reports

15. Obtain, review and approve, if applicable, a timely analysis from management relating to any significant proposed or contemplated changes to the Corporation’s accounting principles, policies, estimates, internal controls, disclosure controls, procedures, practices and auditing plans (including those policies for which management is required to exercise discretion or judgments regarding the implementation thereof).

16. Review disclosures made to the Committee by the Corporation’s Chief Executive Officer and Chief Financial Officer during their certification process for the Corporation’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q about any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud involving management or other employees who have a significant role in the Corporation’s internal controls.

17. Discuss with the independent accountants the matters required to be discussed by Statement on Auditing Standards No. 61, Communications with Audit Committees.

18. Periodically discuss with the independent accountants and internal auditors, without management being present, (a) their judgments about the quality, appropriateness, and acceptability of the Corporation’s accounting principles and financial disclosure practices, as applied in its financial reporting, and (b) the completeness and accuracy of the Corporation’s financial statements.

19. Review the Corporation’s annual and quarterly consolidated financial statements with management and the independent accountants prior to the first public release of the Corporation’s financial results for such year or quarter and review any “pro forma” or “adjusted” non-GAAP information included in such release. The Chair of the Committee may represent and act on behalf of the entire Committee for purposes of the review of any quarterly consolidated financial statements.

20. Review the Corporation’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q in advance of such filings. The Chair of the Committee may represent and act on behalf of the entire Committee for purposes of the review of any Quarterly Reports on Form 10-Q. 21. Meet periodically with management, the Director of Internal Audit and/or the independent accountants to:

• review the respective annual audit plans of the independent accountants and internal auditors;

• discuss any significant matters arising from any audit or report or communication relating to the consolidated financial statements, including any material audit problems, disagreements or difficulties and responses by management;

• understand the significant judgments made and alternatives considered in the Corporation’s financial reporting, including the appropriateness of the alternatives ultimately chosen; and

• discuss policies with respect to significant risks and exposures, if any, and the steps taken to assess, monitor and manage such risks.

22. Review with the Corporation’s internal and external counsel any legal matters that could have a significant impact on the Corporation’s financial statements, the Corporation’s compliance with applicable laws and regulations, and inquiries received from regulators or governmental agencies.

Reporting and Recommendations

23. Determine, based on the reviews and discussions noted above, whether to recommend to the Board that the audited financial statements be included in the Corporation’s Annual Report to Stockholders and on Form 10-K for filing with the SEC.

24. Prepare any report, including any recommendation of the Committee, required by the rules of the SEC to be included in the Corporation’s annual proxy statement.

25. Maintain minutes or other records of meetings and activities of the Committee. 26. Report the Committee’s activities to the Board on a regular basis and make such recommendations with respect to the above as the Committee or the Board may deem necessary or appropriate.

Other Responsibilities

27. Establish and maintain procedures for (a) the receipt, retention and treatment of complaints received by the Corporation regarding accounting, internal accounting controls and auditing matters and (b) the confidential, anonymous submission by employees of the Corporation of concerns regarding questionable accounting or auditing matters.

28. Review and recommend to the Board (a) any change in or waiver to the Corporation’s code of ethics for its principal executive and senior financial officers and (b) any disclosure made on Form 8-K regarding such change or waiver.

29. Review and provide prior approval of all transactions or arrangements required to be disclosed pursuant to SEC Regulation S-K, Item 404, between the Corporation and any of its directors, officers, principal stockholders or any of their respective affiliates, associates or related parties.

30. Take such other actions as the Committee or the Board may deem necessary or appropriate.

31. Review the Committee’s performance of the foregoing duties on at least an annual basis.

Resources and Authority

The Committee shall have the resources and authority appropriate to discharge its responsibilities, including the authority to engage and determine the necessary funding for independent accountants for special audits, reviews and other procedures and to retain and determine the necessary funding for special counsel and other experts or consultants.

Annual Review

The Committee shall review, on at least an annual basis, this Charter and the scope of the responsibilities of this Committee. Any proposed changes, where indicated, shall be referred to the Board for appropriate action.

Operating Procedures

Formal actions to be taken by the Committee shall be by unanimous written consent or by a majority of the persons present (in person or by conference telephone) at a meeting at which a quorum is present. A quorum shall consist of at least 50% of the members of the Committee.

Exhibit B

Nominating and Corporate Governance Committee Charter

The Nominating and Corporate Governance Committee (the “Committee”) of the Board of Directors (the “Board”) of T. Rowe Price Group, Inc. (the “Corporation”) has the responsibilities, authority and duties described in this Charter.

Purpose

The Committee has the responsibility and authority to supervise and review the affairs of the Corporation as they relate to Board and committee composition, Board evaluations, director nominations, compensation of independent directors, stockholder communications to the Board and corporate governance matters.

Composition

The Committee shall be appointed annually by the Board on the recommendation of this Committee and shall be comprised of at least two directors, each of whom shall be “independent” as defined by The Nasdaq Stock Market, Inc., the Corporation’s Corporate Governance Guidelines and applicable law. The Board shall designate one member as Committee Chairperson.

Meetings

The Committee shall hold meetings at least twice each year, and shall hold such additional meetings as deemed necessary or desirable by the Chairperson of the Committee and as may be required to perform the functions described under “Duties and Powers” below. The Committee may, at its discretion, meet in executive session with or without the presence of management.

Duties and Powers

The following shall be the principal recurring functions of the Committee in carrying out its responsibilities. The functions are set forth as a guide with the understanding that the Committee may modify or supplement them as appropriate.

• Review periodically the continued appropriateness of Board membership for each director, including upon a change in a director’s employment or other relevant circumstances.

• Develop and recommend to the Board the appropriate skills and characteristics required of directors, as well as any additional qualifications appropriate for any one or more directors, based on the needs of the Corporation from time to time, and confer with the full Board as to the application of these criteria in connection with identifying new Board candidates.

• Seek out appropriate, qualified candidates to serve as directors of the Corporation and encourage and receive recommendations for director candidates from all sources.

• Monitor the Corporation’s procedures for the receipt and consideration of director nominations by stockholders and other persons.

• Interview and otherwise examine director candidates and their credentials.

• Recommend to the Board candidates for nomination as directors.

• Perform such other advisory functions with respect to the selection and nomination of directors of the Corporation as are deemed appropriate by the members of the Committee.

• Recommend to the Board, after consultation with the chief executive officer and consideration of director preferences, the annual assignment of directors to Board committees.

• Review the Corporation’s Corporate Governance Guidelines annually and recommend changes, as appropriate, for review and approval by the Board.

• Monitor compliance with the Corporate Governance Guidelines.

• Monitor the role and effectiveness of the Board in the corporate governance process.

• Establish and monitor procedures by which the Board will conduct, at least annually, evaluations of its performance.

• Periodically review and recommend to the Board the compensation of independent directors.

• Establish and monitor procedures for the receipt of stockholder communications directed to the Board.

• Prepare or review disclosure regarding the Committee’s duties required to be included in the Corporation’s annual proxy statement.

• Report to the Board on the Committee’s activities on a regular basis.

Resources and Authority

The Committee shall have the resources and authority appropriate to discharge its responsibilities, including sole authority to retain and terminate search firms, special counsel and other experts or consultants. The Corporation shall provide for appropriate funding, as determined by the Committee, for payment of compensation to any such advisors.

Annual Review

The Committee shall review on at least an annual basis (i) this Charter and the scope of responsibilities of this Committee and (ii) the Committee’s performance of its duties. Any proposed changes to this Charter or the Committee’s scope of responsibilities, where indicated, shall be referred to the Board for appropriate action.

Operating Procedures

Formal actions to be taken by the Committee shall be by unanimous written consent or by a majority of the persons present (in person or by conference telephone) at a meeting at which a quorum is present. A quorum shall consist of at least 50% of the members of the Committee.

T. ROWE PRICE GROUP, INC.

ANNUAL MEETING OF STOCKHOLDERS

Wednesday, April 26, 2006
10:00 a.m.

HYATT REGENCY HOTEL
300 Light Street
Baltimore, Maryland 21202

DIRECTIONS TO THE ANNUAL MEETING OF STOCKHOLDERS

The Hyatt Regency Hotel at 300 Light Street (between Conway and Pratt Streets) is located across from the west side of Baltimore’s Inner Harbor.

From the south: Take I-95 north to I-395 into downtown Baltimore City. Turn right onto Conway Street, left at Charles Street, and then right into the hotel’s parking garage.

From the north: Take I-83 (Jones Falls Expressway) into downtown Baltimore City. Turn right onto Lombard Street. Proceed for approximately 2/3 mile and then turn left onto Light Street. Go past the entrance to the hotel and make a right turn onto Conway Street and another right turn onto Charles Street. The entrance to the hotel’s parking garage is on the right.

From the west: Take Route 40 (Baltimore National Pike) east into downtown Baltimore City (Edmondson Avenue to Mulberry Street). Turn right onto Martin Luther King Boulevard; proceed south for approximately 1/2 mile and then turn left (east) onto Pratt Street. Proceed east on Pratt Street for approximately 7/8 mile and then right onto Light Street. Go past the entrance to the hotel and make a right turn onto Conway Street and another right turn onto Charles Street. The entrance to the hotel’s parking garage is on the right.

From the east: Take I-95 south through the Fort McHenry Tunnel. Exit at I-395 into downtown Baltimore City. Turn right onto Conway Street, left at Charles Street, and then right into the hotel’s parking garage.

T. ROWE PRICE GROUP, INC.

2006 Proxy

Revocable Proxy Solicited on Behalf of the Board of Directors

I hereby appoint George A. Roche and Brian C. Rogers, together and separately, as proxies to vote all shares of common stock which I have power to vote at the annual meeting of stockholders to be held on Wednesday, April 26, 2006, at 10:00 a.m., at the Hyatt Regency Hotel, 300 Light Street, Baltimore, Maryland 21202, and at any adjournments thereof in accordance with the instructions on the reverse side of this proxy card and as if I were present in person and voting such shares. The proxies are authorized in their discretion to vote upon such other business as may properly come before the meeting and they may name others to take their place. I also hereby acknowledge receipt of the Notice of Annual Meeting and Proxy Statement, dated March 16, 2006, and Price Group's 2005 Annual Report to Stockholders.

This proxy, when properly completed and returned, will be voted in the manner directed herein by the stockholder named on the reverse side, or IF NO DIRECTION IS GIVEN, WILL BE VOTED "FOR" THE NOMINEES AND OTHER PROPOSALS LISTED ON THE REVERSE SIDE, AND, IN THE DISCRETION OF THE PROXYHOLDER, ON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING AND AT ANY ADJOURNMENTS AND POSTPONEMENTS THEREOF.

PLEASE VOTE YOUR PROXY PROMPTLY.

THERE ARE THREE WAYS TO VOTE YOUR PROXY.

Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY TELEPHONE - TOLL FREE - 1-800-560-1965 - QUICK *** EASY *** IMMEDIATE

• Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until Noon (Central Time) on April 25, 2006.

• Please have your proxy card available. You will be required to provide the company and 7-digit numbers located on your proxy card.

• Follow the easy voice instructions provided.

VOTE BY INTERNET - http://www.eproxy.com/trow/ - QUICK *** EASY *** IMMEDIATE

• Use the Internet to vote your proxy 24 hours a day, 7 days a week, until Noon (Central Time) on April 25, 2006.

• Please have your proxy card available. You will be required to provide the company and 7-digit numbers located on your proxy card.

• Follow the easy instructions to obtain your records and create an electronic ballot.

VOTE BY MAIL

• Mark, sign and date your proxy card, and return it in the postage-paid envelope we've provided, or return it to T. Rowe Price Group, Inc., c/o Shareowner ServicesSM , P.O. Box 64873, St. Paul, MN 55164-0873.

If you vote by phone or the Internet, please do not mail your Proxy Card.
↓ Please detach here ↓

The Board of Directors Recommends a Vote FOR all nominees listed in Item 1, and FOR Items 2 and 3.

1. Election of directors:

01	Edward C. Bernard	05	James A.C. Kennedy	09	Dwight S. Taylor
02	James T. Brady	06	George A. Roche	10	Anne Marie Whittemore
03	J. Alfred Broaddus, Jr.	07	Brian C. Rogers
04	Donald B. Hebb, Jr.	08	Dr. Alfred Sommer

[ ]	Vote FOR all nominees	[ ]	Vote WITHHELD
	(except as marked)		from all nominees

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2. Ratification of the appointment of KPMG LLP as Price Group’s independent accountant for 2006.

[    ] FOR      [    ] AGAINST      [    ] ABSTAIN

3. In their discretion, the proxies are authorized to vote upon such other business and further business as may properly come before the meeting or any adjournments and postponements thereof.

[    ] FOR      [    ] WITHHOLD

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR ALL NOMINEES LISTED IN ITEM 1, AND FOR ITEMS 2 AND 3.

Address Change? Mark Box [    ] Indicate changes below:

Date:____________________________________________

Signature(s) in Box
If you are voting by mail, please date and sign exactly as your name appears to the left. When signing as a fiduciary, representative or corporate officer, give full title as such. If you receive more than one proxy card, please vote the shares represented by each card separately.